EXHIBIT 9.1

IRREVOCABLE VOTING AGREEMENT

This Irrevocable Voting Agreement (this “Agreement”) made as of July 30, 2008, by and among Clal Biotechnology Industries Ltd. (“CBI”) of ______________, Prof. Avraham Hochberg (“Hochberg”) of ________________, Tikero Technologies Ltd. (“Tikero”) of ________________ and Mr. Avi Barak (“Barak”) of ________________ (each a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties shall be, following the closing of a share purchase agreement with Tikero and CBI, the holders of the majority of the issued and outstanding share capital of BioCancell Therapeutics Inc. (the “Company”).

WHEREAS, the Parties desire to set forth certain matters regarding the ownership of their holdings in the Company and to provide for the continuing representation of the Parties on the Board of Directors of the Company in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.        Composition of the Board of Directors.

1.1
Each of the Parties undertakes, as of the date hereof, to vote or cause to be voted all shares of Common Stock or other voting securities of the Company directly or indirectly (through control of more than 50% of the share capital or voting rights of another entity, excluding entities which are public companies) owned by it (including without limitation, shares of Common Stock of the Company owned by them upon exercise or conversion of any options, warrants or other convertible securities they hold), at any General Meeting at which members of the Company’s Board of Directors are appointed, in favor of the election of one member recommended by each of CBI, Hochberg and Tikero (the “Nominating Shareholders”).

1.2.
The Parties’ undertaking shall apply with respect to the appointment of one representative per each of the Nominating Shareholders, and the remaining members of the Board of Directors will he appointed according to each Party’s sole discretion and subject to applicable law.

1.3.
Notwithstanding the foregoing, in the event of the termination of position of a director, who is a representative of a Nominating Shareholder, then each of the Parties shall vote or cause to be voted all shares directly or indirectly (through control of more than 50% of the share capital or voting rights of another entity) owned by it (including without limitation, shares of Common Stock of the Company owned by them upon exercise or conversion of any options, warrants or other convertible securities they hold) in favor of the nomination of such member whose identity shall be recommended by such Nominating Shareholder.

1.4.
The Parties shall not vote to terminate the office of a board member who is a representative of a Nominating Shareholder without obtaining the prior written consent of the applicable Nominating Shareholder.

1.5.
Each Party undertakes not to vote any shares (whether at a meeting or by written consent in lieu of a meeting) with respect to the election, removal or replacement of the members of the Board of Directors or their replacements unless in accordance with the provisions of this Agreement. This agreement shall not govern the vote with respect to additional board members beyond the candidates of the Nominating Shareholders (or their replacements), or the increase or decrease in the number of members of the Board of Directors.

1.6.
In the event of any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company shares, the provisions of this Agreement shall apply also to any shares of Common Stock issued to or otherwise held by the Parties.

2.        Termination.

A Nominating Shareholder’s right to recommend a candidate to the Company’s Board of Directors and the remaining Parties’ obligation to vote for such candidate, shall apply only for as long as such Nominating Shareholder holds securities (on an as converted basis including any type of debt convertible into equity of the Company but excluding warrants or options to purchase equity of the Company) that represent more than 7% of the Company’s issued and outstanding share capital, and shall terminate thereafter.

3.        No Revocation.

The voting agreement contained herein is coupled with an interest and may not be modified, amended, revoked and/or terminated, except by expiration in accordance to section 2 above or an amendment, modification or termination effected in accordance with Section 4.4 hereof. Nothing in this Section 3 shall be construed as limiting the provisions of Section 2 or 4.4 hereof.

4.        General.

4.1.
This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be exclusively subject to binding arbitration in Tel-Aviv, Israel or such other location as the parties mutually agree. The arbitration proceedings will be conducted in accordance with, and pursuant to, the Israeli Arbitration Law - 1968. There will be a single neutral arbitrator (“Arbitrator”) who, in the event that the parties are unable to agree upon a mutually acceptable arbitrator within ten (10) days after either party shall have requested such arbitration, will be selected by the President of the Israeli Bar Association. The Arbitrator will have the same power (but no greater power) to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages). The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.

4.2.
All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via courier, facsimile or other reliable electronic means, in each case to the intended recipient as set forth above.

Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section.

4.3.
This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

4.4.
This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all Parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of all Nominating Shareholders. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.5.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

4.6.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective affiliates and successors in interest.

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[Signature page for Voting Agreement]

IN WITNESS WHEREOF the Parties have exercised this Voting Agreement in one or more counterparts as of the date first hereinabove set forth.

CLAL BIOTECHNOLOGY		AVRAHAM HOCHBERG
INDUSTRIES LTD.

/s/ Oter Goldberg
By:	/s/ Rubin Krupik	/s/ Avraham Hochberg
Name:	Oter Goldberg Rubin Krupik
Title:	VP CEO

TIKCRO TECHNOLOGIES INC.		AVI BARAK

By:	/s/ Izhah Tahiv	/s/ Avi Barak
Name:	Izah Tahiv
Title:	Chairman

By:	/s/ Aviv Baim
Aviv Baim, CEO